TOWNLEY & UPDIKE
                        (GIFFORD, WOODY, PALMER & SERLES)

                                CHRYSLER BUILDING

                              405 LEXINGTON AVENUE
                              NEW YORK, N.Y. 10174



                                January 21, 1986



Bull & Bear Equities Fund, Inc.
11 Hanover Square
New York, New York 10005

Re:                 Bull & Bear Special Ecruities Fund, Inc.

Gentlemen:

                We have examined the corporate records, including the Articles of Incorporation, By-Laws and minutes of meetings of the Board of Directors of Bull & Bear Special Equities Fund, Inc. (the "Fund"), together with such other documents, certificates and instruments as we deem appropriate to enable us to render this opinion.

                It is our opinion that the Fund is a corporation validly organized and existing under the laws of the State of Maryland and that shares of its common stock, par value $.Ol per share which will be sold pursuant to the Fund's registration statement on Form N-lA (the "Registration Statement") upon the effectiveness thereof, will, upon receipt of the offering price determined as prescribed in the Fund's Articles of Incorporation, and as set forth in the prospectus and statement of additional information included in the Registration Statement, be duly and legally issued, fully paid and nonassessable.

                We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                                   Very truly yours,



                                                   TOWNLEY & UPDIKE